Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference the Registration Statement of Community Financial Shares, Inc. on Form S-1 of our report dated June 22, 2012, on our audits of the consolidated financial statements of Community Financial Shares, Inc. as of December 31, 2011 and 2010 and for the years then ended, which report is included in the Annual Report on Form 10-K of Community Financial Shares, Inc. for the year ended December 31, 2011. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD LLP

Indianapolis, Indiana
February 11, 2013